STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (“Agreement”) is dated and made effective as of the 3rd day of January 2006 (the “Grant Date”) between United Heritage Corporation, a Utah corporation (the “Company”), and C. Scott Wilson, hereinafter called the Optionee.

The Company desires, by affording the Optionee an opportunity to purchase shares of its $0.001 par value common stock (the “Common Stock”), as hereinafter provided, to carry out the purpose of the 2000 Stock Option Plan of United Heritage Corporation (the “Plan”), approved and adopted by its directors.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Grant of Option. The Company hereby irrevocably grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 433,333 shares of Common Stock (such number being subject to adjustment as provided in Section 8 of the Plan) on the terms and conditions herein set forth and subject further to all of the terms and provisions of the Plan which are incorporated herein by reference for all purposes. For purposes of the Plan and this Agreement, the terms “employment” or “employ” shall also include serving as a director, officer, or consultant to the Company and/or its subsidiaries, and the term “employee” shall include any of such persons.

2. Purchase Price. The purchase price of the Common Stock covered by the Option shall be $1.05 per share.

3. Term of Option. Subject to earlier termination as provided in paragraphs 5 and 6 hereof, the term of the Option, and any limitations on number of shares or time periods that it may be exercised are as follows:

The Option shall expire at 5:00 p.m. (Central Time) on January 3, 2011 (the “Expiration Date”). The Option shall vest as follows: the right to purchase 144,444 shares shall vest on the Grant Date, the right to purchase 144,443 shares shall vest on the first anniversary of the Grant Date, and the right to purchase 144,443 shares shall vest on the second anniversary of the Grant Date, provided, however, that in the event of a termination of Optionee’s employment as an officer (and specifically as Chief Executive Officer) by the Company for any reason other than cause, as defined by applicable law, any unvested portion of the Option shall immediately vest. The Option shall not terminate or lapse as a result of a termination of Optionee’s employment by the Company for any reason other than cause, but shall continue to be exercisable by the Optionee on the terms set forth herein until the Expiration Date.

Unless otherwise stated above, the Options may be exercised, prior to expiration or termination, at any time or from time to time, as to any part or all of the shares covered thereby; provided, however, that the Option may not be exercised as to less than 100 shares at any one time (or the remaining shares then purchasable under the Option, if less than 100 shares). The purchase price of the shares as to which the Option shall be exercised shall be paid in full in cash, or by the delivery of other shares of Common Stock of the Company, at the time of exercise and as provided by the Plan.

Except as provided in this paragraph 3 and in paragraphs 5 and 6 hereof, the Option may not be exercised at any time unless the Optionee shall have been in the continuous employ of the Company and/or of one or more of its subsidiaries, from the date hereof to the date of the exercise of the Option. The holder of the Option shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option. The Option may not be exercised unless at the date of exercise a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the shares covered by the Option shall be in effect, or if, in the opinion of counsel for the Company, the exercise and issuance of Common Stock would be exempt from registration requirements under the Act and under applicable securities laws. The Company is under no obligation to register the shares covered by the Option under the Act.

4. Nontransferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and the Option may be exercised, during the lifetime of the Optionee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and they levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

5. Termination. If the Optionee’s service is terminated by the Company for any reason except death, then the Optionee may exercise the Option until the Expiration Date. Notwithstanding the foregoing, if the Optionee’s service is terminated for cause, as defined by applicable law, neither the Optionee, the Optionee’s estate nor such other person who may then hold the Option shall be entitled to exercise the Option after termination. For the purpose of this paragraph, subject to the foregoing, termination shall be deemed to occur on the date when the Company dispatches notice or advice to the Optionee that his service is terminated.

6. Death of Optionee. If the Optionee shall die while he shall be employed by the Company or one or more of its subsidiaries, the Option may be exercised (to the extent that the Optionee shall have been entitled to do so at the date of his death) by a legatee or legatees of the Optionee under his last will, or by his personal representatives or distributees, at any time until the Expiration Date.

7. Method of Exercising Option. This Option may be exercised by written notice to the Company.

8. Subsidiary. As used herein, the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company, as that term is defined in Section 425 of the Internal Revenue Code of 1986.

9. Other Matters. The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that the Optionee is familiar with the terms and provisions thereof. The Optionee hereby accepts this Option subject to all of the terms and provisions of the Plan, except as they may be modified by this Agreement. As a condition to the issuance of shares of Common Stock of the Company under this Agreement, the Optionee authorizes the Company to withhold in accordance with applicable law from any regular cash compensation payable to him any taxes required to be withheld by the Company under federal, state or local law as a result of his exercise of this Option.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Optionee has hereunto set his hand, as of the ____ day of April 2007.

COMPANY:

UNITED HERITAGE CORPORATION

By:

OPTIONEE:

C. Scott Wilson

(Address):